Exhibit 99.1

National & Retail Trades and First Call

For release: June 7, 2007 at 8:30 AM (DST)

KOHL'S CORPORATION REPORTS MAY COMPARABLE STORE SALES INCREASE OF 10.5 PERCENT

MENOMONEE FALLS, WI, -- (Business Wire) – June 7, 2007 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the four-week period ended June 2, 2007 increased 18.5 percent over the four-week period ended May 27, 2006. On a comparable store basis, sales increased 10.5 percent.

For the 17 weeks ended June 2, 2007, total sales were up 13.4 percent over the 17 weeks ended May 27, 2006.  On a comparable store basis, sales for the 17-week period increased 5.5 percent.

Larry Montgomery, Kohl’s chairman and chief executive officer, commented, “May results were driven by broad-based strength in all of our apparel businesses, footwear and home.  We continued our consistent performance as we achieved positive comparable sales increases in all regions.”

May’s results were affected by a calendar shift of Memorial Day into fiscal May from fiscal June.  As a result, the Company expects a decrease in June comparable store sales in the low-single digit range, implying a combined May/June comparable sales increase of 3% to 4%.

	Sales Summary
	($ in millions)
	Fiscal Period Ended		% Inc.	This Year
	June 2,	May 27,	All	Comp
	2007	2006	Stores	Stores

May	$1,191.9	$1,006.2	18.5%	10.5%
YTD	$4,764.0	$4,202.5	13.4%	5.5%

On June 2, 2007, the Company operated 834 stores in 46 states, compared to 749 in 43 states at the same time last year.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, beginning at 8:30 AM EDT on Thursday, June 7.  The dial-in number for the replay is (719) 457-0820 (Pass Code:  2684099).

Piper Jaffray Conference

Wes McDonald, Kohl’s chief financial officer, will be presenting at the Piper Jaffray Consumer Conference at the St. Regis Hotel in New York City today at 1:30 PM EDT.  To listen to the live web cast of the presentation, go to http://www.piperjaffray.com/conferences.  After the completion of this conference, a full audio web cast will be available until July 7, 2007.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. A company committed to the communities it serves, Kohl’s operates 834 stores in 46 states and has raised more than $85 million for children’s initiatives nationwide through its Kohl’s Cares for Kids® philanthropic program.  For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464